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                                                                     Exhibit 4.3

                            OCTOBER 2000 AMENDMENT TO
                              HEALTHGATE DATA CORP.
                             1994 STOCK OPTION PLAN

         THIS OCTOBER 2000 AMENDMENT TO HEALTHGATE DATA CORP. 1994 STOCK OPTION PLAN shall be effective as of October 5, 2000.

         WHEREAS, HealthGate Data Corp. (the "Company") maintains the HealthGate Data Corp. 1994 Stock Option Plan (the "1994 Plan");

         WHEREAS, by previous amendments to the Plan, the number of shares of the Company's Common Stock which may be issued and sold by the Company pursuant to Stock Options under the 1994 Plan was increased to 3,599,997 shares;

         WHEREAS, by resolution approved by the Board of Directors of the Company on May 15, 2000, and by vote of the stockholders of the Company on October 5, 2000, the number of shares that may be sold pursuant to Stock Options under the Plan was increased from 3,599,997 shares to 4,480,000 shares;

         NOW, THEREFORE, in consideration of the foregoing premises, the 1994 Plan is hereby amended as follows:

         1. NUMBER OF SHARES. The number of shares of the Company's Common Stock that may be sold pursuant to Stock Options granted under the 1994 Plan shall be increased from 3,599,997 shares to 4,480,000 shares.

         IN WITNESS WHEREOF, the undersigned has executed this October 2000 Amendment to be effective as of the date first above written.

                                        HEALTHGATE DATA CORP.


                                        By:      /s/ William S. Reece
                                           ----------------------------
                                            William S. Reece
                                            Chairman & Chief Executive Officer